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                                 Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                                55 Second Street
                      San Francisco, California 94105-3441
                            Telephone (415) 856-7000
                            Facsimile (415) 856-7100
                          Internet www.paulhastings.com

                                November 4, 2003

Franklin Templeton Limited Duration Income Trust
One Franklin Parkway
San Mateo, California 94403-1906

Attention: Murray L. Simpson

         RE:  FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST
              FILE NOS. 333-109190 AND 811-21357

Ladies and Gentlemen:

         We are furnishing this opinion of counsel to Franklin Templeton Limited Duration Income Trust, a Delaware statutory trust (the "Fund"), in connection with the Registration Statement of the Fund on Form N-2, including all amendments thereto (as amended through the date hereof, the "Registration Statement"), filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, with respect to the proposed sale and issuance of an aggregate of 2,534 Preferred Shares, Series M; 2,533 Preferred Shares, Series W; and 2,533 Preferred Shares, Series F (together, the "Preferred Shares"). The Preferred Shares are to be sold pursuant to an Underwriting Agreement substantially in the form filed as an exhibit to the Registration Statement.

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of all records, documents, and instruments submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have based our opinion on: the Fund's Certificate of Trust as amended; the Fund's Agreement and Declaration of Trust, as amended and restated; the By-laws of the Fund; the Registration Statement (including all amendments thereto); and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

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Franklin Templeton Limited Duration Income Trust
November 4, 2003
Page 2

         Based on the foregoing, and in reliance thereon, we are of the opinion that the Preferred Shares, when issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid, and non-assessable.

         We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware Statutory Trust Act, as in effect on the date hereof.

         We hereby consent to (i) the references to our firm under the captions "Tax Matters" and "Legal Matters" in the Registration Statement; and (ii) the filing of this opinion as an exhibit to the Registration Statement.

                                Sincerely yours,

                     /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP